December 5, 2006
Securities and Exchange Commission
100F Street N.E.
Washington, D.C.
20549 – 7010
Attention:  Nili Shah, Accounting Branch Chief
Re:	Brookfield Homes Corporation – Form 10-K for the fiscal year ended December 31, 2005 (filed February 27, 2006)

File No. 1 – 31524
Dear Ms. Shah:
In connection with Brookfield Homes Corporation’s response to the Staff’s letter of comments dated October 12, 2006, the company acknowledges that:
•	the company is responsible for the adequacy and accuracy of the disclosure in its Form 10-K for the fiscal year ended December 31, 2005 (the “filing”);

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
Yours truly,
BROOKFIELD HOMES CORPORATION

By:	/s/ SHANE D. PEARSON
Shane D. Pearson
Vice President and Secretary

8500 Executive Park Avenue, Suite 300, Fairfax, VA 22031